ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES
INVESTMENTS:

Columbia ETF Trust
Columbia Select Large Cap Growth ETF

Effective July 14, 2014, the Fund made certain changes to its principal investment strategies by changing its diversification status from non-diversified to diversified. Such revised policies are described in a supplement, dated July 18, 2014, to the Fund's prospectus filed with the Securities and Exchange Commission on July 18, 2014 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-14-272438)
which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.